--------------------------------------------------------------------------------

SEC 1745 (02-02)    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                    INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                    RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
                    CONTROL NUMBER.

--------------------------------------------------------------------------------

                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION   ------------------------------
                   WASHINGTON, D.C. 20549                 OMB APPROVAL
                                                  ------------------------------
                       SCHEDULE 13G                        OMB Number: 3235-0145
                                                  ------------------------------
                                                  Expires: October 31, 2002
       UNDER THE SECURITIES EXCHANGE ACT OF 1934  ------------------------------
               (AMENDMENT NO. 3)*                 Estimated average burden
                                                  hours per response. . . 10.7





                             ELIZABETH ARDEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   28660G106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 APRIL 1, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------

CUSIP No.                          28660G106
--------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Dynamic Mutual Funds Ltd., 55th Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario Canada M5H 4A9.
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
         (See Instructions)

                                                  (a)      N/A
                                                  (b)      N/A
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Toronto, Ontario Canada
--------------------------------------------------------------------------------
    Number of     5.       Sole Voting Power

     Shares                1,323,090 Common Shares
                  --------------------------------------------------------------
  Beneficially    6.       Shared Voting Power

  Owned by Each            NIL
                  --------------------------------------------------------------
    Reporting     7.       Sole Dispositive Power

     Person                1,323,090 Common Shares
                  --------------------------------------------------------------
      With        8.       Shared Dispositive Power

                           NIL
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,323,090 Common Shares are held within mutual funds managed by Dynamic Mutual Funds Ltd. acting as Investment Counsel and Portfolio Manager.
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         N/A
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

         7.44%
--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)

         IA
--------------------------------------------------------------------------------

ITEM 1.

(a)                Name of Issuer: Elizabeth Arden, Inc.

(b)                Address of Issuer's Principal Executive Offices: 14100
                   Northwest 60th Avenue,
                   Miami Lakes, FL 33014-3131


ITEM 2.

(a)                Name of Person Filing: Dynamic Mutual Funds Ltd.

(b)                Address of Principal Business Office or, if none,
                   Residence: 55th Floor, Scotia
                   Plaza, 40 King Street West, Toronto, Ontario Canada M5H 4A9
(c)                Citizenship: Ontario Canada

(d)                Title of Class of Securities: Common Shares

(e)                CUSIP Number: 28660G106



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)                [   ]              Broker or dealer registered under section 15 of the
                                      Act (15 U.S.C. 78o).

(b)                [   ]              Bank as defined in section 3(a)(6) of the Act (15
                                      U.S.C. 78c).

(c)                [   ]              Insurance company as defined in section 3(a)(19) of
                                      the Act (15 U.S.C. 78c).

(d)                [   ]              Investment company registered under section 8 of the
                                      Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)                [   ]              An investment adviser in accordance with
                                      ss.240.13d-1(b)(1)(ii)(E);

(f)                [   ]              An employee benefit plan or endowment fund in
                                      accordance withss.240.13d-1(b)(1)(ii)(F);

(g)                [   ]              A parent holding company or control person in
                                      accordance withss.240.13d-1(b)(1)(ii)(G);

(h)                [   ]              A savings associations as defined in Section 3(b) of
                                      the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)                [   ]              A church plan that is excluded from the definition
                                      of an investment company under section 3(c)(14) of
                                      the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)                [   ]              Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

CANADIAN INVESTMENT COUNSELLING FIRM

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)                Amount beneficially owned: 1,323,090 Common Shares

(b)                Percent of class: 7.44%

(c)                Number of shares as to which the person has:

                  (i)                 Sole power to vote or to direct the vote 1,323,090
                                      Common Shares.

                  (ii)                Shared power to vote or to direct the vote Nil.

                  (iii)               Sole power to dispose or to direct the disposition
                                      of 1,323,090 Common Shares.

                  (iv)                Shared power to dispose or to direct the disposition
                                      of Nil.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.CERTIFICATION

(a) The following certification shall be included if the statement is filed pursuant toss.240.13d-1(b):
                  By signing below I certify that, to the
                  best of my knowledge and belief, the
                  securities referred to above were
                  acquired and are held in the ordinary
                  course of business and were not
                  acquired and are not held for the
                  purpose of or with the effect of
                  changing or influencing the control of
                  the issuer of the securities and were
                  not acquired and are not held in
                  connection with or as a participant in
                  any transaction having that purpose or
                  effect.

(b) The following certification shall be included if the statement is filed pursuant toss.240.13d-1(c):
                  By signing below I certify that, to the
                  best of my knowledge and belief, the
                  securities referred to above were not
                  acquired and are not held for the
                  purpose of or with the effect of
                  changing or influencing the control of
                  the issuer of the securities and were
                  not acquired and are not held in
                  connection with or as a participant in
                  any transaction having that purpose or
                  effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 18, 2002

Date
/s/ Benjamin J. Eggers
--------------------------------------------------------------------------------
Signature

Benjamin J. Eggers,

Vice President & Secretary

--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS
           (SEE 18 U.S.C. 1001)